Exhibit 10.4.2

Second Supplement to Founders Agreement

Reference is made to that certain Amended and Restated Founders Agreement (“Founders Agreement”) dated as of July 1, 2021 by and between Sports Industry of India Inc., a Delaware corporation, EIN # 81-3957667 (“SII”) and Mobile Global Esports Inc., a Delaware corporation (“MOGO”), as supplemented by that certain Supplement to Founders Agreement (the “First Supplement”) made as of the 15th day of October, 2021, by and among SII, MOGO, EliteUniversal Sports Alliance India Private Limited, a company duly incorporated under the laws of India having corporate identity number U92490PN2016PTC166347 (“EUSAI”), and ESI Sports India Private Limited, a company duly incorporated under the laws of India having corporate identity number U92419PN2016PTC167779 (“ESI”) (hereinafter SII, EUSAI, and ESI are collectively referred to as “Licensor”).

This Second Supplement to Founders Agreement (the “Second Supplement”) is made as of this 14th day of January, 2022, by and among Licensor and MOGO. Licensor and MOGO are hereinafter each referred to as a “Party” and referred to collectively as the “Parties.” The Founders Agreement and First Supplement, as supplemented by this Second Supplement, is collectively referred to herein as the “Agreement.” Except as expressly set forth herein, terms defined in the Founders Agreement have the same meanings when used in this Second Supplement.

Whereas for clarity, the First Supplement was entered into by each of SII, MOGO, EUSAI and ESI.

Whereas the purpose of this Second Supplement is to set forth the results of a further negotiation between the Parties undertaken pursuant to Section 3.4 of the Founders Agreement pertaining to certain scheduled events, as described herein;

Now, Therefore the Parties hereby agree on the foregoing recitals and further agree as follows:

1. Certain Definitions: Except as expressly set forth herein, the terms defined in the First Supplement, including any terms therein incorporated therein from the Founders Agreement, have the same meanings when used in this Second Supplement.

2. Certain Licensor Rights:

2.1. Pursuant to certain of its agreements with Participating Universities, Licensor has the first right to act as manager and agent for any Athlete who contemplates becoming a professional athlete in any sport and anywhere in the world, or to designate a Person to undertake such activities (Licensor’s “Management Rights”). Generally, when Licensor has such rights, the Athlete is obligated to negotiate in good faith exclusively with Licensor or its designee prior to discussing or negotiating with any third Person. If, after thirty (30) days, the Athlete and Licensor or its designee do not reach an agreement, the Athlete may solicit offers from third Persons, but Athlete may not accept an offer unless Athlete first sends a copy to Licensor and Licensor does not accept replacing the third Person on the terms in that offer within ten (10) days.

2.2. Licensor shall endeavor to obtain the Management Rights from Participating Universities and Athletes.

2.3. Licensor will not be in breach of this Agreement if Licensor is unable to obtain the Management Rights, or if Participating Universities or Athletes breach obligations pertaining thereto, or if by reason of negligence, or otherwise, Licensor fails to timely exercise such rights.

3. Cooperation with MOGO:

3.1. That portion of the Management Rights pertaining to esports is herein referred to as the “Esports Management Rights.”

3.2. “Management Agreement” means an agreement between MOGO and either Licensor or an Athlete by which MOGO exercises Esports Management Rights as esports agent and/or esports manager for an Athlete who is introduced to MOGO pursuant to this Agreement.

3.3. Provided MOGO is not in breach or default of this Agreement and is actively engaged in esports business, during the Management Term, Licensor shall cooperate with MOGO in the exercise of the process by which Licensor may obtain Management Rights, with the intention during the Management Term, Licensor shall either sub-contract or assign to MOGO the Esports Management Rights for those Athletes for whom Licensor obtains Management Rights so that MOGO may enter into a Management Agreement to exercise said Esports Management Rights. In each instance, Licensor shall determine whether MOGO shall enter into a Management Agreement with Licensor as Licensor’s sub-contractor, or enter into a Management Agreement directly with an Athlete. Licensor shall have the right to approve of each Management Agreement entered into by MOGO. The Parties shall endeavor to facilitate the approval by mutually agreeing upon a basic template. The Parties acknowledge that if Licensor does not exercise its right to acquire Management Rights other than Esports Management Rights, certain Athletes may decline to permit Licensor or MOGO to exercise only Esports Management Rights.

3.4. “Management Term” means the period from the date hereof and expiring on the first to occur of: (i) December 31, 2025, or (ii) the termination or expiration of the Term pursuant to the First Supplement., provided that upon mutual agreement of the Parties, the Management Term may be extended.

3.5. As to any Athlete for whom MOGO enters into a Management Agreement, as between Licensor and MOGO, MOGO’s rights will continue until the second to occur of seven (7) years after the commencement of the Management Agreement with or for that Athlete, or until the end of the Management Term. For clarity, the Management Agreement with or for a particular Athlete might have a shorter term to the extent required by the Athlete. MOGO will not terminate a Management Agreement without the prior consent of SII.

3.6. MOGO shall not seek to obtain Management Agreements with Athletes introduced to MOGO pursuant to this Agreement, other than in accordance with this Second Supplement.

3.7. For any Athlete for whom MOGO has a Management Agreement and for whom Licensor or its designee also exercises Management Rights, the Parties shall cooperate to avoid conflicts.

3.8. For any Management Agreement entered into by MOGO directly with an Athlete pursuant to this Second Supplement, MOGO will pay to SII a referral fee of fifteen percent (15%) of its Net Revenues from its exercise of Esports Management Services for that Athlete, For any Management Agreement entered into by MOGO with Licensor, SII will pay to MOGO a services fee of eighty percent (80%) of its Net Revenues derived from MOGO’s Esports Management Services for the relevant Athlete. Payments will be computed, accounted for and paid in the same manner described in Section 10 of the First Supplement.

3.9. “Net Revenues” means gross commissions, fees, royalties or participations derived from MOGO’s exercise of Esports Management Rights, excluding: (i) any portion thereof paid to the Athlete, (ii) rebates, refunds, discounts and monies held as deposits and subject to refunds; (iii) sales tax, VAT or equivalent; (iv) credit card fees, PayPal fees and the like; and (v) import or export duties, fees, costs or expenses and costs of currency conversion and transfer. Such payments will be computed, accounted for and paid in the same manner described in Section 10 of the First Supplement.

3.10. As between the Parties, MOGO is responsible for all costs and expenses of exercising Esports Management Rights pursuant to Management Agreements.

4. Certain Representations: Each Party represents and warrants to the other: that: (i) it has the right, power and authority to enter into and perform this Second Supplement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Second Supplement; (iii) neither the execution of this Second Supplement nor the performance of the Party’s obligations under this Second Supplement will violate any contract, agreement or Rule to which such Party is subject; (iv) this Second Supplement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its terms; and (v) any contributions made by such Party or anyone on its behalf to the Project will not violate the rights of any Person. Neither Party represents or warrants to the other that the Project will be successful.

5. Incorporation. All provisions of the Founders Agreement and First Supplement remain in full force and effect and shall pertain to this Second Supplement. Without limitation: (i) Sections 14 (Law and Corrupt Practices), 16 (Indemnification, 17 (Dispute Resolution), 19 (Clarification Regarding Groups), 20 (Authority; Subsidiaries), 21 (Limitation of Liability), 21 (No Injunction) of the First Supplement are hereby incorporated into this Second Supplement as though set forth herein in full, provided each reference in the First Supplement to “Supplement” when used in this Second Supplement means this Second Supplement; and (ii) Sections 10 (Liability and Release), 11 (Law and Corrupt Practices) and 13 (General Provisions) of the Founders Agreement are hereby incorporated into this Supplement as though set forth herein in full, provided each reference in the Founders Agreement to “Agreement” or to “Parties” when used in this Second Supplement means this Second Supplement and the Parties to this Second Supplement.

6. Entire Agreement: This Second Supplement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), between the Parties relating to the subject matter hereof, other than the other agreements referenced herein. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Second Supplement, except as specifically set forth herein or in the Founders Agreement. This Second Supplement may not be modified, amended or waived, except by a writing executed by the Responsible Officers for all Parties, provided that if a Responsible Officer for SII executes any modification, amendment or waiver, such modification, amendment or waiver shall be binding on Licensor and if a Responsible Officer for MOGO executes any modification, amendment or waiver, such modification, amendment or waiver shall be binding on MOGO Group.

7. Counterparts: This Second Supplement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on both Parties. Electronic transmission of documents in portable document format (PDF) shall be acceptable as if original signatures had been exchanged. Execution by DocuSign is disfavored.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed and entered into this Supplement by their duly authorized representatives as of the date first written above.

EliteUniversal Sports Alliance India Private Limited:			ESI Sports India Private Limited:

By:			By:
	Name:	Sunny Bhandarkar		Name:	Sunny Bhandarkar
	Title:	Chief Executive Officer		Title:	Chief Executive Officer

Responsible Officers: Richard Whelan, Sunny Bhandarkar			Responsible Officers: Richard Whelan, Sunny Bhandarkar

Email:		Rich@efli.com	Email:		Rich@efli.com
		isunnybhandarkar@gmail.com			isunnybhandarkar@gmail.com

Copies:		kspivak@SMImanagement.com; dpross@esindia.com	Copies:		kspivak@SMImanagement.com; dpross@esindia.com

Flat No. 24, SN. 43/5, Warje Malwadi, BI-A, Nr. Ganesh Matha Mandir, Pune, Maharashtra, India, 411029; Attention: Sunny Bhandarkar			Flat No. 24, SN. 43/5, Warje Malwadi, BI-A, Nr. Ganesh Matha Mandir, Pune, Maharashtra, India, 411029: Attention: Sunny Bhandarkar

Sports Industry of India Inc.:			Mobile Global Esports Inc.:

By:			By:	/s/ David Pross
	Name:	Richard Whelan		Name:	David Pross
	Title:	Chief Executive Officer		Title:	CEO

Responsible Officer: Richard Whelan			Responsible Officer: David Pross
Email:		Rich@efli.com	Email:	dpross@mogoesports.com

Copies:		kspivak@SMImanagement.com; dpross@esindia.com	Copies:		kspivak@SMImanagement.com; richardcwhelan@gmail.com

616 S. El Camino Real, Suite H, San Clemente, CA 92672			616 S. El Camino Real, Suite H, San Clemente, CA 92672